Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Physicians Formula Holdings, Inc.
Azusa, California

We hereby consent to the incorporation by reference in the Registration Statement No. 333-167202 on Form S-3 and Registration Statement Nos. 333-140667, 333-149691, 333-159135, and 333-171490 on Form S-8 of Physicians Formula Holdings Inc., of our report dated March 6, 2012 relating to the consolidated financial statements and the effectiveness of Physicians Formula Holdings, Inc.'s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
Los Angeles, California
March 6, 2012